EXHIBIT 10.21

DATED 14 May 2015

(1) EXTAB PHARMA, INC.

and

(2) SOPHARMA AD

SHARE PURCHASE AGREEMENT

1

CONTENTS

1.	INTERPRETATION	1
2.	SALE AND PURCHASE	4
3.	PURCHASE PRICE	4
4.	COMPLETION	5
5.	WARRANTIES	6
6.	LIMITATIONS ON CLAIMS	6
7.	RESTRICTIONS ON THE SELLER	7
8.	CONFIDENTIALITY AND ANNOUNCEMENTS	7
9.	FURTHER ASSURANCE	8
10.	ASSIGNMENT	8
11.	ENTIRE AGREEMENT	8
12.	VARIATION AND WAIVER	8
13.	NOTICES	8
14.	SERVICES OF PROCESS	9
15.	SEVERANCE	9
16.	DISPUTE RESOLUTION	9
SCHEDULE 1 PARTICULARS OF THE COMPANY		10
SCHEDULE 2 COMPLETION		11
SCHEDULE 3 WARRANTIES		12
SCHEDULE 4 LICENSED IP		15

2

THIS AGREEMENT is made by way of a deed on 2015

BETWEEN:

(1) EXTAB PHARMA, INC. a company incorporated in the State of Delaware whose principal place of business is at Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware 19801, USA (the “Buyer”); and

(2) SOPHARMA AD a company incorporate in Bulgaria with company number 831902088 whose registered address is at 16 Iliensko Shosse Blvd., 1220 Sofia, Bulgaria (the “Seller”).

IT IS AGREED as follows:-

1. INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this agreement,

“Business” means the business carried on by the Company, namely its biopharmaceutical business in smoking cessation, including the marketing and seeking of regulatory approval in respect of the Product, or any part of it;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England or Bulgaria when banks in London and Bulgaria are open for business;

“Buyer’s Solictors” means Pinsent Masons LLP of 30 Crown Place, London EC2A 4ES, United Kingdom;

“Claim” means a claim for breach of any of the Warranties;

“Company” means Extab Corporation, a company incorporated in the State of Delaware with registered number 4619307 whose registered address is at Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware 19801, USA further details of which are set out in Schedule 1;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Confidential Information” all information not in the public domain and which is used in or which otherwise relates to the Seller’s business, its customers or financial or other affairs, including, without limitation, information relating to:-

(a) the marketing of products or services including customer names and lists and other details of customers, financial information, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b) future projects, business development or planning, commercial relationships and negotiations.

existing in whatever form;

“Deferred Purchase Price” has the meaning set out in Clause 3.1.2;

“Director” means each person who is a director of the Company, as set out in Schedule 1;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of first refusal, subscription or pre-emption), any voting agreement, voting trust or proxy, or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

“Extab Territory” means all countries, territories and regions of the world, excluding the Sopharma Territory;

“Extab Pharma Limited” means Extab Pharma Limited incorporated and registered in England and Wales with company number 06751116 whose registered office is at 10 Station Road, Henley on Thames, Oxfordshire, RG9 1AY;

“FDA” means the Food and Drug Administration in the United States;

“Fundamental Warranties” means the warranties given by the Seller under paragraphs 1.1, 1.2 and 2.2 of Schedule 3

“Group” means in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group;

“Intellectual Property” means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software), database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all other rights or forms of protection having equivalent or similar effect anywhere in the world;

“Licence Agreement” means the agreement between (1) the Seller and (2) the Company dated 26 May 2009 pursuant to which the Seller granted the Company an exclusive licence to use the Licensed IP in the Extab Territory to exploit the Product;

“Licensed IP” means the Seller’s Intellectual Property as set out in Schedule 4;

“NDA” means a New Drug Application;

“Option Agreement” means the option agreement to be entered into between (1) the Company and (2) the Seller on or around the date of this Agreement;

“Product” means any pharmaceutical composition, device or combination product developed by or on behalf of the Company or by or on behalf of the Seller containing the active ingredient Cytisine and/or any intermediates, salts and/or esters of the same and in particular Tabex;

“Purchase Price” means the purchase price for the Sale Shares as set out in Clause 3.1;

“Regulatory Approval” means, with respect to a territory, approval from the relevant Regulatory Authority for the prescribing and/or selling of the Product including, where required, pricing and reimbursement approvals;

“Regulatory Authority” means the FDA and/or the European Medicines Agency;

“Sopharma Territory” means Albania, Algeria, Armenia, Austria, Azerbaijan, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Finland, Georgia, Hungary, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Lithuania, Libya, Macedonia, Moldova, Mongolia, Norway, Poland, Romania, Russia, Serbia, Slovakia, Sweden, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, Uzbekistan, Vietnam, Iran and Afghanistan;

“Sale Shares” means 1,125 shares of Common Stock, par value of US$0.001, of the Company, all of which have been issued and are fully paid and non-assessable;

“Service Documents” means any claim form, notice, order, judgment or other court document issued by the courts of England and Wales, or any other document relating to or in connection with proceedings in the courts of England and Wales;

“Supply Agreement” means the agreement between (1) the Company and (2) the Seller dated 1 February 2010 pursuant to which the Seller agreed to manufacture and supply the Product to the Company;

“Tabex” means the medicinal product with active ingredient Cytisine for smoking cessation;

“Warranties” means the warranties given pursuant to Clause 5 and set out in Schedule 3.

1.2 Reference to clauses and Schedules are to the clauses of, and Schedules to, this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3 The Schedule form part of this Agreement and shall have effect as if set out in full in the body of this Agreement.

1.4 A reference to a party shall include that party’s successors and permitted assigns.

1.5 A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6 A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006.

1.7 A reference to “writing” or “written” includes fax but not email (unless otherwise expressly provided in this agreement).

1.8 Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.9 References to a document in agreed form is to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.10 A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.

2. SALE AND PURCHASE

2.1 On the Completion Date, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights attached or accruing to them in consideration of the payment by the Buyer of the Purchase Price.

2.2 The Seller covenants to the Buyer that it has the right to sell and transfer the whole of the legal, record and beneficial interest in and title to the Sale Shares to the Buyer.

2.3 The Seller covenants to the Buyer that the Sale Shares are free from all Encumbrances.

2.4 The Seller covenants to the Buyer that the Buyer will upon registration as owner of the Sale Shares be entitled to exercise all rights attached or accruing to such Sale Shares including, without limitation, the right to vote and the right to receive all dividends or other distributions or any return of capital declared, made or paid by the Company on or after such registration.

3. PURCHASE PRICE

3.1 The Purchase Price payable by the Buyer to the Seller for the Sale Shares shall be:

3.1.1 US$ 2,000,000 payable in case on completion in accordance with Clause 4.3.1; and

3.1.2 A further US$ 2,000,000 (the “Deferred Purchase Price”) payable in cash by electronic transfer of immediately available funds to the Seller’s account detailed in Clause 4.3.1 within 10 Business days of the earlier of either:

(a) Regulatory Approval by the FDA; or

(b) Regulatory Approval by the European Medicines Agency.

For the avoidance of doubt, obtaining a Regulatory Approval from a regulatory authority other than the FDA or the European Medicines Agency shall not trigger an obligation on the part of the Buyer to pay the Deferred Purchase Price.

3.2 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer in respect of any Claim.

3.3 The Buyer may at any time, but a written notice to the Seller, set off any liability of the Seller to the Buyer against any liability of the Buyer to the Seller, up to the maximum aggregate liabilities specified in clause 6.1, provided that the liabilities are present, executable and liquidated. If the liabilities to be set off are expressed in different currencies, the Buyer may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by the Buyer of its rights under this clause shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.

4. COMPLETION

4.1 Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or at any other place as may be agreed in writing by the parties).

4.2 At Completion, the Seller shall comply with its obligations in Schedule 2.

4.3 Subject to the Seller complying with Clause 4.2, the Buyer shall:

4.3.1 pay the initial portion of Purchase Price at Completion by electronic transfer of immediately available funds to the client account of the Seller, details of which are:

Bank: [Redacted]

IBAN: [Redacted]

BIC code: [Redacted]

Account name: [Redacted]

Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligation to pay the initial portion of the Purchase Price; and

4.3.2 deliver to the Seller a certified copy of the resolution adopted by the board of directors of the Buyer approving the execution and delivery of this Agreement and any other documents to be delivered by the Buyer at Completion;

4.3.3 cause the Company to pay to the Seller by electronic transfer to the bank account detailed at clause 4.3.1 above, the balance of the outstanding loans from the seller to the Company and Extab Pharma Limited, such loans in aggregate being the total sum of US$271,947.26.

4.4 This Agreement (other than obligations that have already been fully performed) shall remain in full force after Completion.

4.5 On Completion, the seller hereby appoints the Buyer as its lawful attorney for the purpose of signing any written resolutions (or receiving notices of and attending and voting at all meetings) of the members of the Company in respect of the Sale Shares during the period commencing from Completion and ending on the day on which the Buyer is entered in the register of members of the Company as the holder of the Sale Shares and this power of attorney (which is given by way of security to secure the performance of obligations owed by the seller to the Buyer under this Agreement) shall be irrevocable.

5. WARRANTIES

5.1 The Seller warrants that each Warranty is true, accurate and not misleading on the date of this Agreement and on the Completion Date.

5.2 Warranties qualified by the express so far as the seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made due and careful enquiries.

5.3 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

5.4 The Seller acknowledges that the Buyer is entering into this Agreement in reliance upon the Warranties which have also been given as representations with the intention of inducing the Buyer to enter into this Agreement.

5.5 No information of which the Buyer, its agents or advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim, or reduce the amount recoverable under any Claim.

5.6 Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Seller shall pay to the Buyer (each for itself and as trustee of the benefit of this Clause 5.6 for each Group Company) on demand:

5.6.1 the amount necessary to put each Group Company into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading;

5.6.2 all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer or any Group Company as a result of such breach, or of the Warranty being untrue or misleading including a reasonable amount in respect of management time);

5.6.3 any amount necessary to ensure that after any Tax of a payment made in accordance with Clause 5.6.1 or Clause 5.6.2, the Buyer is left with the same amount it would have had if the payment was not subject to Tax; and

5.6.4 for the avoidance of doubt all payments shall be within the limitations of the aggregate liability of the Seller specified in Clause 6.1

6. LIMITATIONS ON CLAIMS

6.1 The aggregate liability of the Seller for all Claims shall not exceed:

6.1.1 US$ 50,000 in respect of the warranties (other than the Fundamental warranties); and

6.1.2 US$ 2,000,000 in respect of the Fundamental Warranties.

6.2 The Seller shall not be liable for a Claim unless notice in writing of the Claim, summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf f the Buyer to the Seller on or before the second anniversary of Completion.

6.3 Nothing in this Clause 6 applies to exclude or limit the liability of the Seller to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its subsidiaries and companies otherwise under its control.

7. RESTRICTIONS ON THE SELLER

7.1 As further consideration for the Buyer agreeing to purchase the Sale Shares and with the intent of securing to the Buyer the full benefit and value of the goodwill and connections of the Company the Seller undertakes to the Buyer that it, and its wholly owned subsidiaries, will not:-

7.1.1 for a period of 3 years from Completion, an any capacity whatsoever, directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in any activity or undertaking which is the same as, or substantially similar to, the Business within the Extab Territory; and

7.1.2 for a period of 3 years from Completion for the purpose of any business supplying products or services similar to or capable of being used in substitution for any product or service supplied by the Company within the 12 months preceding Completion, canvass, solicit or endeavour to entice away from the Company any person who during the period of two years prior to Completion has been a customer of the Company or has purchased or agreed or offered to purchase goods from the Company or has employed its services; and

7.1.3 for a period of 3 years from Completion do any act or thing likely to have the effect of causing any supplier of or other person in the habit of dealing with the Company to be unable or unwilling to deal with the Company either at all or in part or on the terms on which it had previously dealt with the Company or likely to have the effect of causing any person having a contract or arrangement with the Company to breach, terminate or modify that contract or arrangement or to exercise any right under it.

7.2 Each of the undertakings contained in Clause 7.1 is separate and severable and shall be construed on that basis. In the event that any of such undertakings is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

8. CONFIDENTIALITY AND ANNOUNCEMENTS

8.1 Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

8.1.1 the Seller shall not (and shall procure that no member of the Seller’s Group shall) at any time disclose to any person (other than its professional advisers) the terms of this Agreement or any trade secret or other confidential information relating to the Company or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement;

8.1.2 subject to Clause 8.2 and Clause 8.3 neither party shall make, or permit any person to make, any public announcement, communication circular concerning this agreement without the prior written consent of the other party.

8.2 The Buyer may, at any time after Completion, announce its acquisition of the Sale Shares to any employees, clients, prospective purchasers, investors, customers or suppliers of the Company or any other member of the Buyer’s Group.

8.3 Clause 8.1 does not apply to an announcement communication or circular required by law or the rules of any stock exchange or by any other regulatory body.

9. FURTHER ASSURANCE

The Seller shall (at its own expense) promptly execute and deliver such documents perform such acts and do such things as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

10. ASSIGNMENT

Neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other party.

11. ENTIRE AGREEMENT

This Agreement together with the agreed form documents constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

12. VARIATION AND WAIVER

12.1 No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorized representatives).

12.2 No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective it is in writing.

12.3 Except as expressly provided in this Agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of any rights or remedies provided by law.

13. NOTICES

13.1 A notice given to a party under or in connection with this agreement shall be in writing in the English language and shall be delivered by hand or sent by pre-paid first-class post recorded delivery or special delivery in each case to that party’s registered office, or sent by airmail or email.

13.2 Delivery of a notice is deemed to have taken place (provided that all other requirements in this Clause 13 have been satisfied) if delivered by hand, at the time the notice is left at the address, or if sent by fax, at the time of transmission, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9:00 am to 5:30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all reference to time are to local time in the place of receipt).

13.3 This Clause 13 does not apply to the service of any proceedings or other documents in any legal action.

14. SERVICES OF PROCESS

Each party to this Agreement agree that any Service Document in relation to this Agreement must be sent by pre-paid first-class post to the addresses set out at the commencement of this Agreement or to such other address as either party may notify to the other from time to time.

15. SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable if such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

16. DISPUTE RESOLUTION

16.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this clause.

16.2 The number of arbitrators shall be one.

16.3 The seat or legal place or arbitration shall be London, England.

16.4 The language to be used in the arbitral proceedings shall be English.

16.5 The governing law of the Agreement shall be the substantive law of England.

16.6 The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty or a regulatory authority (including but not limited to any stock exchange), to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

16.7 By agreement to arbitration in accordance with this clause, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award.

SIGNED by or on behalf of the parties as a DEED on the date which first appears in this Agreement.

SCHEDULE 1
PARTICULARS OF THE COMPANY

Name Extab Corporation

Registration number: 4619307

Registered address: Corporation Trust Centre, 1209 Orange

Street, Wilmington, Delaware 19801 USA

Issued share capital: Amount: US $1.50

Divided into: 1,500 shares of Common
Stock of US$ 0.001 each

Directors: Richard Stewart

Ognian Donev

Secretary: Richard Stewart

Auditors: Kench and Company

Registered charges: None

SCHEDULE 2
COMPLETION

1. At Completion, the Seller shall deliver to the Buyer:

1.1 the certificate or certificates representing the Sale Shares duly endorsed in blank, or a duly executed affidavit of lost certificate, in agreed form;

1.2 an executed stock power with respect to the Sale Shares, in agreed form;

1.3 the stock ledger and minute books (duly written up to the time of Completion), the common seal (if any), certificate of incorporation and bylaws of the Company;

1.4 bank statements for reach of the Company’s bank accounts showing the balances at the close of business on the Business Day before Completion;

1.5 a certified copy of the resolution, in agreed form, of the board of directors of the Seller approving the execution and delivery of this Agreement and any other documents to be delivered by the Seller at Completion;

1.6 the following amended and duly re-executed agreements in the agreed form:

1.6.1 Supply Agreement;

1.6.2 Licence Agreement;

1.7 the duly executed Option Agreement in the agreed form;

1.8 any relevant clearance required and obtained from industry regulators; and

1.9 all necessary consents required from the Seller’s shareholders by reason of being a company listed on the Bulgarian Stock Exchange.

2. The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in the agreed form completion board minutes shall take place.

SCHEDULE 3
WARRANTIES

1. POWER TO SELL THE SALE SHARES

1.1 The Seller has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it (to which it is a party), and they constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.2 The execution and performance by the Seller of this Agreement and the documents referred to in it have been duly authorized by all necessary company action and will not breach or constitute a default under the Seller’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Seller.

2. SHARES IN THE COMPANY

2.1 The Sale Shares constitute 75 per cent of the outstanding shares of capital stock of the Company and have been duly issued by the Company, are fully paid and non-assessable.

2.2 The Seller is the sole legal, record and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3 No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and no person has agreed to confer or has claimed any such right.

2.4 No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any unissued shares, debentures or other unissued securities of the Company, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

3. INFORMATION

3.1 The particulars set out in Schedule 1 are true, accurate and complete.

3.2 All information given by or on behalf of the Seller to the Buyer (or its agents or advisers) in the course of the negotiations leading up to this Agreement, was when given, and is now, true, accurate and complete.

4. INTELLECTUAL PROPERTY

4.1 Schedule 4 contains a complete and accurate list of (a) all registered Intellectual Property and (b) all unregistered Intellectual Property material for the carrying on the business of the Seller or which otherwise comprises a significant asset of the Seller, in each case owned by the Seller (the “Owned Intellectual Property”).

4.2 The Seller described as the owner or applicant of the Owned Intellectual Property in Schedule 4 is the sole legal and beneficial owner of such rights free from all Encumbrances.

4.3 None of the registrations or applications included in the Owned Intellectual Property is subject to, or (so far as the Seller is aware) likely to be subject to, amendment, challenge,

removal or surrender. So far as the seller is aware, there is nothing which may prevent any of the applications comprised in the Owned Intellectual Property being granted.

4.4 In respect of all Owned Intellectual Property registered or applied for by or on behalf of the Seller, all application, filing, registration, renewal and other fees have been paid as and when due and all other steps required for the prosecution, maintenance and protection of the same have been taken on a timely basis.

4.5 No compulsory licences or licences of right have been or are likely to be granted in respect of any of the Owned Intellectual Property.

4.6 The Seller has disclosed to the Company and the Buyer complete and accurate details of all licences of Intellectual Property granted by any Group company and all licences of Intellectual Property granted to any Group company (in each case including, without limitation, research and development agreements, letters of consent, undertakings, and co-operation agreements entered into by any Group company (“IP Licences”).

4.7 Each of the IP Licences is binding and in force. None of the parties to the IP Licences are in breach thereof and there is no fact or matter which would or may give rise to a breach of any of the IP Licences.

4.8 No notice to terminate any of the IP Licences has been given or threatened and there are no other grounds on which any of the IP Licences may be terminated. No disputes have arisen or are foreseeable in connection with any IP Licence.

4.9 The Seller owns, or has licensed to it, all Intellectual Property which is used or required to be used, in or in connection with its business as presently carried on.

4.10 No person has asserted any moral or similar right in respect of any Owned Intellectual Property or any Intellectual Property which is the subject of any IP Licence, and the seller has not breached any moral right of any third party.

4.11 None of the processes and methods employed, the business conducted, the services provided or the products manufactured, used or dealt with by the Seller company infringes, or has at any time in the 5 years prior to the date of this Agreement, infringed any Intellectual Property of any third party.

4.12 No claim has been made by a third party which alleges that any of the operations of the Seller infringes, or is likely to infringe, the Intellectual Property of any third party or which disputes the right the Seller to use Intellectual Property which is used by the Seller. The Seller is not aware of any circumstances likely to give rise to any such claim.

4.13 So far as the Seller is aware there exists no actual or threatened infringement of any of the Owned Intellectual Property or any circumstances likely to constitute such an infringement. The Seller has not acquiesced in the unauthorized use by any third party of any Owned Intellectual Property.

4.14 There is (and has during the 3 years preceding the date of this Agreement been) no civil, criminal, arbitration, administrative or other proceedings or dispute in any jurisdiction concerning any of the Owned Intellectual Property. No such proceedings or dispute are pending or threatened and no matter exists which might give rise to such proceedings or dispute.

4.15 The Seller has not disclosed or agreed to disclose any Confidential Information or know-how to any person other than (i) to its employees who are bound by obligations of confidence or

(ii) properly in the ordinary and usual course of business of the Seller and on condition that the disclosure is to be treated as being of a confidential nature, and in each case where such Confidential Information or know-how is material to the business of the Seller, the Seller has received a written undertaking of confidentiality from the recipient.

4.16 The Seller is a party to a confidentiality or other agreement which restricts the free use or disclosure of information used in its business.

4.17 There are no injunctions, undertakings, order, agreements or arrangements which restrict the disclosure, use or assignment by the Seller of any of the Owned Intellectual Property.

4.18 None of the Owned Intellectual Property or the IP Licences will be lost or rendered liable to termination by virtue of the acquisition of the Seller’s business or the performance of this Agreement.

4.19 None of the employees or ex-employees of the Seller has created any work the Intellectual Property in which is used by the Seller, except in the course of his employment by the Seller, and all Intellectual Property in such work is vested in the Seller.

4.20 Materially complete and accurate records, files and documents have been maintained for all Intellectual Property Rights and such records, files and documents are in the possession or under the control of the Seller.

SCHEDULE 4
LICENSED IP

1. REGISTERED INTELLECTUAL PROPERTY

PATENT	REG. NO.	TERRITORY
[Redacted]

TRADEMARK	REG. NO.	TERRITORY
[Redacted]

2. UNREGISTERED INTELLECTUAL PROPERTY

2.1 Technology for obtaining Citizine from Cytisum laburnum;

2.2 Solid dosage tablet pharmaceutical composition containing Citizine. A method and technology for preparation of it.

SIGNED by )

A duly authorized officer )

For and on behalf of )

EXTAB PHARMA, INC. )

in the presence of: )

Signature of Witness:

Name of Witness:

Address:

Occupation:

SIGNED by )

A duly authorized officer )

For and on behalf of )

SOPHARMA AD )

in the presence of: )

Signature of Witness:

Name of Witness:

Address:

Occupation: